EXHIBIT 11--SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE

                                                        QUARTER ENDED
                                                        SEPTEMBER 30,
                                                   -----------------------
                                                      1997         1996
                                                   ----------   ----------

      Net earnings .............................   $  571,636   $  571,636
                                                   ==========   ==========

      PRIMARY AND FULLY DILUTED
      Weighted average number shares
          outstanding during the year ..........    6,609,027    6,580,052

      Add:
          Common stock  equivalent  shares
           (determined  using  the  "treasury
           stock" method) representing
           shares issuable upon exercise
           of preferred or common stock
           warrants ............................       --           --

          Common stock  equivalent  shares
           (determined  using  the  "treasury
           stock" method) representing shares
           issuable upon exercise of preferred
           or common stock options .............       68,851       39,277
                                                   ----------   ----------
          Weighted average number of shares
           used in calculation of primary
           earnings per share ..................    6,677,878    6,619,329
                                                   ==========   ==========
      Primary earnings (loss) per share
          Net Earnings Per Share ...............   $     0.02   $     0.09